FEDERAL HOME LOAN BANK OF DES MOINES
AMENDED INTEGRATION PERFORMANCE INCENTIVE PLAN

SECTION 1.PURPOSE
This Federal Home Loan Bank of Des Moines Amended Integration Performance Incentive Plan (the “Plan”) is made effective as of this 25th day of September, 2014 by Federal Home Loan Bank of Des Moines (the “Bank”), and supersedes any prior version of the Plan. The purpose of the Plan is to provide cash incentive bonuses to eligible Participants (as defined below) identified as having a significant role in the merger integration with the FHLBank of Seattle (the “Merger”). This incentive opportunity under this Plan recognizes the additional responsibilities, time and effort required for the Merger, and is intended to retain and incentivize Participants and to provide continuity in the operations of the Bank throughout the Merger process.
SECTION 2.    ADMINISTRATION
This Plan shall be approved by the Human Resources and Compensation Committee (“HRC”). Except as otherwise expressly provided in this Plan, this Plan shall be administered by the CEO of the Bank (the "CEO") and any other individual or individuals to whom the CEO delegates authority to administer this Plan, subject to such limitations and requirements as the CEO may impose on such delegated authority (each, as applicable, the "Administrator"). The Audit Committee of the Board will administer the Plan for eligible employees in the Internal Audit Department. Subject to the terms of this Plan, the Administrator shall have complete discretionary authority (a) to select the employees of the Bank who are eligible to participate in this Plan and the terms and conditions of their participation hereunder, including identification of incentive bonus opportunities applicable to individual Participants, (b) to construe and interpret the provisions of this Plan in good faith and in his reasonable judgment, and (c) to prescribe such rules, forms and procedures as the Administrator deems necessary or appropriate to administer this Plan. Any determination by the Administrator acting in such capacity hereunder shall be final, binding and conclusive on all persons concerned, subject to FHFA review and non-objection if and to the extent required.
SECTION 3.    PLAN ELIGIBILITY
Employees designated by the Administrator as Participants in this Plan shall be notified of their participation in writing for both Phases of the Plan. The CEO, executive vice presidents, and senior vice presidents (collectively the “Senior Officers”) shall be eligible for Phase 1 and Phase 2 incentive bonuses, but will not be eligible for a payment of any incentive bonuses until the completion of Phase 2 as described below.

Former FHLB Seattle employees who become a part of the continuing Bank may be eligible to participate in the Plan, provided that such employees do not also participate in any other retention or incentive plan based on similar integration activities, and that such employees are not expected to receive any change-in control benefits as a result of the Merger.
SECTION 4.    INCENTIVE PERFORMANCE PERIODS

Incentive bonuses shall be payable to Participants under this Plan with respect to the following performance periods:

(a)
Phase 1 - The period beginning with the date a definitive Merger agreement is executed between FHLBank Des Moines and FHLBank Seattle and ending on the day which is 30 days following the Effective Date of the Merger or November 30, 2015, whichever occurs first.

(b)
Phase 2 - The period beginning with the day which is the first day following the close of Phase 1 and ending on the date of final integration. Final integration is defined as the date when all departmental goals have been completed, as determined by the HRC, or June 30, 2016, whichever occurs first.

4.1    Nonoccurrence of the Merger

In the event that an agreement is reached prior to the close of Phase 1 that the Merger will not occur, the HRC, in its sole discretion, may terminate the Plan, and may, in its sole discretion, approve some portion of incentive payouts to Participants for their time and effort in the integration process based on achievement of department goals. In the event that the Plan is terminated pursuant to this paragraph, any discretionary incentive payouts approved by the HRC shall be paid in lieu of the incentive payouts as set forth in Section 5 and Section 6 below, and all such discretionary payouts shall be paid in full no later than 30 days following the termination of the Plan.

SECTION 5. PHASE 1 INCENTIVE BONUSES
Phase 1 incentive bonuses shall be calculated and determined based upon the specific department wide plans developed to merge FHLBank Des Moines and FHLBank Seattle. Phase 1 payout opportunity for each eligible Participant, other than the Senior Officers, shall range from 5 percent to 20 percent of such Participant’s Base Pay.

5.1    Phase 1 Incentive Bonus Eligibility

In order to be eligible to receive an incentive bonus for Phase 1, a Participant, other than the Senior Officers, must continue to be employed with the Bank through the payment date for Phase 1. Except as provided in Section 7 below, a Participant who is not employed by the Bank as of the beginning of Phase 1 through the payment date for Phase 1 shall not be eligible to receive an incentive bonus for Phase 1.

In order to be eligible to receive an incentive bonus for Phase 1, a Senior Officer must continue to be employed with the Bank through the payment date for Phase 2 as described below in subsection 6.4. Except as provided in Section 7 below, a Senior Officer who is not employed by the Bank as of the payment date for Phase 2 shall not be eligible to receive an incentive bonus for Phase 1.

In addition, all Participants shall be subject to the conditions set forth under Section 7.5 below, and all Participants must be performing satisfactorily, as noted on their latest annual performance review, and not on a Performance Improvement Plan during the term of this plan.

5.2    Time and Method of Phase 1 Payments

Senior Officers shall make recommendations to the CEO for the award opportunities for Participants of their department based on the responsibilities assigned and the amount of time and effort anticipated from the Participant. The results of department objectives and individual performance as measured against the responsibilities assigned for Phase 1, and the recommended award payments, shall be assessed by the CEO and Senior Officers, with final approval by the CEO. The Board’s Audit Committee shall assess results of department objectives and individual performance for the Internal Audit Department Participants.
Each Phase 1 incentive bonus payable to a Participant, other than the Senior Officers, shall be paid in a lump sum cash amount no later than 30 days following the close of Phase 1. In no event, however, shall any such Phase 1 incentive bonus be paid later than a date which is two and one-half months following the end of the year in which Phase 1 expires.
Each Phase 1 incentive bonus payable to Senior Officers shall be paid in accordance with subsection 6.4 below.
Incentive bonuses shall be subject to withholding for all applicable federal, state, local or foreign taxes and any other legally-required withholding. No interest shall be paid on an incentive bonus.
SECTION 6. PHASE 2 INCENTIVE BONUSES

Participation will include the Senior Officers and individuals who are actively involved in Phase 2. Managers and individual contributor Participants will be determined after the completion of Phase 1. Phase 2 payout opportunities for each eligible Participant other than Senior Officers shall range from 5 percent to 10 percent of such Participant’s Base Salary.

6.1    Phase 2 Incentive Bonus Eligibility

In order to be eligible to receive an incentive bonus for Phase 2, a Participant must continue to be employed with the Bank through the payment date for Phase 2. Except as provided in Section 7 below, a Participant who is not employed by the Bank as of the beginning of Phase 2 through the payment date for Phase 2 shall not be eligible to receive an incentive bonus for Phase 2.

In addition, all Participants shall be subject to the conditions set forth under Section 7.5 below, and all Participants must be performing satisfactorily, as noted on their latest annual performance review, and not on a Performance Improvement Plan during the term of this plan.

6.2    Phase 2 Measures for Participants Other Than the Senior Officers

Department specific measures will be identified for Phase 2 that support the completion of the integration process of the two Banks. Senior Officers shall make recommendations to the CEO for the award opportunities for Participants of their department based on the responsibilities assigned and the amount of time and effort anticipated from the Participant. The results of department objectives and individual performance as measured against the responsibilities assigned for Phase 2, and the recommended award payments, shall be assessed by the CEO and Senior Officers, with final approval by the CEO. The Board’s Audit Committee shall assess results of department objectives and individual performance for the Internal Audit Department Participants.

6.3    Plan Measures for the Senior Officers

Bank-wide measures that shall begin with Phase 1 and run through Phase 2 shall be identified that articulate the successful integration of the two Banks. These goals shall be established by the CEO, after discussion with the Senior Officers, and approved by the HRC.

The weightings for department and bank-wide goals for the Senior Officers shall be as follows:

Participant	Department Goals	Bank-wide Goals
CEO		100%

Executive Vice Presidents		100%
Senior Vice Presidents	30%	70%

The CEO shall communicate to the HRC the departmental results and payouts. The HRC shall determine success against the bank-wide measures. The HRC shall have the ability to exercise negative discretion on individual payouts or payouts for the entire Participant group. The payout opportunities for the Senior Officers are as follows:

Participant	Recommended Opportunity as a % of Base Pay	Estimated Number of Participants
CEO	20-35%	1

Executive Vice Presidents	20-35%	3
Senior Vice Presidents	10-35%	8

6.4    Time and Method of Phase 2 Payments and Senior Officer Payments

Each Phase 2 incentive bonus payable to a Participant and Senior Officer incentive bonus payable shall be paid in a lump sum cash amount no later than 30 days following the close of Phase 2. In no event, however, shall any such Phase 2 or Senior Officer incentive bonus be paid later than a date which is two and one-half months following the end of the year in which Phase 2 expires.
Incentive bonuses shall be subject to withholding for all applicable federal, state, local or foreign taxes and any other legally-required withholding. No interest shall be paid on an incentive bonus.

SECTION 7. PARTICIPATION AND PAYMENT LIMITATIONS

7.1    Partial Year Pro-Rating

Employees may be designated to participate in the Plan after the start of either Phase 1 or Phase 2. An employee who is designated to be a Participant for a period that is less than an entire Phase shall be eligible to receive a prorated incentive bonus for such Phase as described above multiplied by a fraction, the numerator of which shall be the number of full months of actual participation in the Plan during that Phase, and the denominator shall be the total number of full months elapsed during that Phase.

7.2    Disability or Death

If a Participant ceases employment with the Bank because of death or disability prior to the end of a Phase, the Participant or the Participant’s designated beneficiary shall be eligible to receive a prorated incentive bonus for that Phase as described above multiplied by a fraction, the numerator of which shall be the number of full months of actual participation in the Plan during a Phase, and the denominator shall be the total number of full months elapsed during that Phase. Any incentive bonus payable under this subsection shall be calculated and paid to the Participant or beneficiary at the same time and in the same manner as set forth in subsections 5.2 or 6.4 above as applicable.

7.3    Leaves of Absence

Leaves of absence lasting longer than four weeks will result in a partial payment based on the period of the respective Phase for which the Participant was an active employee of the Bank. In such case, the Participant shall be eligible to receive a prorated incentive bonus as described above multiplied by a fraction, the numerator of which shall be the number of full months of actual participation in the Plan during a Phase, and the denominator shall be the total number of full months elapsed during that Phase.

7.4    Golden Parachute Limitation
The Bank acknowledges the intent that benefits under this Plan shall not constitute an “excess parachute payment” under § 280G of the Code, which would trigger an excise tax under Code

§ 4999. To give effect to that intent, and notwithstanding any other provision of this Plan to the contrary, if the value of any compensation (in whatever form) provided pursuant to this Plan is counted as a “parachute payment” within the meaning of § 280G(b)(2) of the Code, and the value of all such parachute payments would exceed 299% of the “base amount” applicable under §280G of the Code, then the amount of any payment under this Plan shall be reduced to the extent necessary so that the sum of such parachute payments equals exactly 299% of the Participant’s base amount.

In addition, the Plan is subject to the requirements of part 1231 of subchapter B of title 12 CFR Chapter XII regarding golden parachute payments. This Plan, and any payments made hereunder, shall comply with such regulations as applicable.

7.5    Additional Participant Payment Eligibility Requirements

In addition to the payment eligibility requirements as set forth under other Sections of this Plan, the HRC may determine that a Participant is not eligible to receive all or part of any benefit payments as described in this Plan in accordance with the following conditions:

(a)    A Participant’s failure to achieve a “meets expectations” or higher evaluation of overall job performance during the Phase 1 or Phase 2 performance periods;
(b)    A Participant becoming subject to disciplinary action or probationary status at the scheduled time of an incentive bonus payment;
(c)    A Participant’s failure to comply with regulatory requirements or standards, internal control standards, the standards of his or her profession, any internal Bank standard, or failure to perform responsibilities assigned under the Bank’s Strategic Business Plan (SBP); or
(d)    The failure of a Participant to comply with any employee policies or rules established by the Bank.

SECTION 8. GENERAL
8.1    No Individual Rights; No Right to Continued Employment
(a)    Other than as provided hereunder, no employee or other person shall have any claim or right to participate in this Plan, and the Bank shall have no obligation for uniformity of treatment of Participants under this Plan.
(b)    Nothing in this Plan is to be construed as (i) giving any Participant or any other person rights to employment or continued employment or to any other engagement or relationship with the Bank, or (ii) limiting in any way the Bank's rights to terminate the employment or other engagement, or to modify the provisions of employment or other engagement, of any Participant or any other person.
8.2    Assignment; Binding on Successors

(c)    The rights of any Participant to any payments under this Plan may not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, and shall not be subject to attachment, bankruptcy, garnishment, levy, execution or other legal or equitable process; provided, however, that in the event of a Participant's death, any incentive bonus for which the Participant was eligible to receive but shall inure to the benefit of the Participant's designated beneficiary, or if none, the Participant’s estate.
(d)    This Plan shall be binding on any successors and assigns of the Bank, including without limitation any person, partnership, bank or corporation that may acquire the Bank or the assets of the Bank or with or into which the Bank may be liquidated, consolidated, merged or otherwise combined. In such event, the Bank shall require any successor or assign expressly to assume and agree to perform the Bank's obligations under this Plan in the same manner and to the same extent that the Bank otherwise would be required to perform such obligations.
8.3    No Trust or Fund
This Plan is intended to constitute an "unfunded" plan. Nothing contained herein or in any instrument provided under this Plan shall give any Participant rights to any assets of the Bank or any assets of any acquirer or successor to the Bank or to the Bank's assets that are greater than those of an unsecured general creditor of the Bank, nor shall anything in this Plan be construed as establishing a trust or as requiring the Bank to set aside funds to meet its obligations hereunder.
8.4    Section 409A
This Plan and any payments provided hereunder are intended to be exempt from the requirements of Section 409A of the Code ("Section 409A") to the maximum extent possible pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4). Notwithstanding anything herein to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that in no event shall the Bank or any of its subsidiaries or affiliates (or any of their successors) be liable for any additional tax, interest or penalty that may be imposed on a Participant pursuant to Section 409A or for any damages incurred by a Participant as a result of this Plan or the payments hereunder failing to comply with, or be exempt from, Section 409A.
8.5    Other Benefits
No payments under this Plan shall count toward, be substituted in lieu of, or be considered in determining payments or benefits due to a Participant under applicable law or under any other plan, program or agreement of the Bank or any of its subsidiaries or affiliates.
8.6    Termination and Amendment of Plan
The HRC may terminate this Plan at any time and may amend this Plan, including any appendix or schedule hereto, at any time and from time to time, subject to FHFA review and non-objection if and to the extent required; provided, however, that any proposed termination or amendment of this Plan that would materially adversely affect a Participant's rights hereunder shall require such Participant's prior written consent before becoming effective with respect to such Participant (except that any amendment to this Plan made for the purpose of obtaining FHFA non-objection shall not be subject to the foregoing consent requirement). Unless earlier terminated, this Plan shall terminate and be of no force or effect automatically upon the date of payment of all incentive bonuses payable hereunder.
8.7    Severability
If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan, and this Plan shall be construed and enforced as if such provision had not been included herein.
8.8    Requirements of Law
This Plan and any payments hereunder shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required. The Bank shall have no liability to Participants in the event such approvals cannot be obtained.
8.9    Governing Law
This Plan, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Iowa without regard to the conflict of law provisions thereof, unless otherwise preempted by the laws of the United States.
SECTION 9. DEFINITIONS
9.1    “Base Pay” means the actual base salary in effect on the date the incentive is paid.
9.2    "Board" means the Board of Directors of the Bank.
9.3    "Code" means the Internal Revenue Code of 1986, as amended from time to time.
9.4    “Departmental Goals” means activities, responsibilities and milestones aligned with the identified workstreams that are needed in order to have a successful integration process.
9.5    “Effective Date” shall have the meaning as set forth under the Agreement and Plan of Merger dated as of September 25, 2014 between The Federal Home Loan Bank of Des Moines and The Federal Home Loan Bank of Seattle

9.6    “FHFA” means the Federal Housing Finance Agency.
9.7    "HRC" means the Human Resources and Compensation Committee of the Board.
9.8    "Participant" means an employee of the Bank selected for participation in this Plan by the Administrator.